SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities
 Exchange Act of 1934 (Amendment No.            )

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ITRON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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June 26, 2002
Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Itron, Inc. to be held on July 26, 2002 at 7:00 a.m. at the Company’s principal executive offices, 2818 N. Sullivan Road, Spokane, Washington 99216.

The proposal to increase the number of shares authorized for the Company’s 2000 Stock Incentive Plan by 2.2 million shares did not receive enough votes to pass at the Company’s Annual Meeting of Shareholders held on May 24, 2002. At the special meeting, you will be asked to vote upon a new proposal to increase the number of shares authorized for the Company’s 2000 Stock Incentive Plan by 800,000 shares. This proposal is more fully described in the attached proxy statement.

Whether or not you plan to be present at the special meeting, it is important that your shares be represented. The time period between mailing of the proxy materials and the date of the special meeting is shorter than it was for the Annual Meeting, so a prompt response by shareholders is critical to obtain the necessary quorum for the meeting. Therefore, we urge you to vote by Internet or telephone as soon as possible. If you cannot vote by either of those options, we urge you to sign and return the enclosed proxy card.

If you have more questions about this proposal, please contact Mima Scarpelli, Vice President of Investor Relations for Itron, at (509) 891–3565. We appreciate your continued support of Itron and look forward to receiving your proxy.

Sincerely,

LeRoy D. Nosbaum
Chairman and CEO

ITRON, INC.
2818 North Sullivan Road
Spokane, Washington 99216

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 26, 2002

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Itron, Inc. will be held at the principal executive offices of Itron, Inc., at 2818 N. Sullivan Road, Spokane, Washington, at 7:00 a.m., local time, on July 26, 2002, for the purpose of approving an increase in the number of shares authorized under the 2000 Stock Incentive Plan.

Our Board of Directors has no knowledge of any other business to be transacted at the special meeting.

The Board of Directors has established the close of business on June 11, 2002, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting.

To ensure representation at the special meeting, shareholders are urged to vote by Internet or telephone as promptly as possible. If shareholders are not able to vote by Internet or telephone, they may instead mark, sign, date and return the enclosed proxy. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the special meeting may vote in person even if that shareholder has returned a proxy.

By order of the Board of Directors,

MariLyn R. Blair Corporate Secretary

Spokane, Washington
June 26, 2002

PROXY STATEMENT

This proxy statement is being furnished to shareholders of Itron, Inc. in connection with the solicitation by our Board of Directors of proxies for use at a Special Meeting of Shareholders. The meeting will be held at the principal executive offices of Itron, Inc. (the Corporation), at 2818 N. Sullivan Road, Spokane, Washington, at 7:00 a.m., local time, on July 26, 2002, for the purpose listed in the accompanying Notice of Special Meeting of Shareholders. We expect to mail this proxy statement and accompanying proxy to our shareholders on or about June 26, 2002.

Matters to Be Considered at the Special Meeting

At the special meeting, shareholders of record of Itron as of the close of business on June 11, 2002, will consider and vote on the proposal to increase the number of shares authorized under Itron’s 2000 Stock Incentive Plan.

Our Board of Directors has no knowledge of any other business to be transacted at the special meeting.

Record Date and Outstanding Shares

Holders of record of our common stock at the close of business on June 11, 2002 are entitled to notice of and to vote at the special meeting. On the record date, there were 20,935,494 shares of our common stock outstanding. Each of our directors and executive officers plans to vote or direct the vote of all shares of common stock over which he or she has voting control in favor of the amendment to the 2000 Stock Incentive Plan.

Revocability of Proxies

Shares represented at the special meeting by properly signed proxies in the accompanying form will be voted at the special meeting in accordance with the instructions given in the proxy. A shareholder may revoke a proxy given by the shareholder for use at the special meeting at any time before the vote. A proxy may be revoked by:

•	submitting a later-dated proxy for the same shares at any time before the proxy is voted;

•	delivering written notice of revocation to the Corporate Secretary of Itron at any time before the vote; or

•	attending the special meeting and voting in person. Mere attendance at the special meeting will not revoke a proxy.

If the special meeting is postponed or adjourned for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the special meeting (except for any proxies that have at that time effectively been revoked or withdrawn), even if the proxies had been effectively voted on the same or any other matter at a previous meeting.

Quorum and Voting

Each shareholder will be entitled to one vote per share of common stock held on the matter to be voted on. The presence at the special meeting, in person or represented by proxy, of holders of a majority of the outstanding common stock on the record date will constitute a quorum. Abstentions on the proposal to be voted on will be counted for purposes of determining the presence of a quorum.

Assuming the presence of a quorum, the proposal to approve the amendment of the 2000 Stock Incentive Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Abstentions from voting on the plan proposal will not affect the outcome because abstentions do not represent votes cast by shareholders either for or against the plan proposal. There will be no broker nonvotes on the proposal since brokers who hold shares for the accounts of their clients may vote their clients’ proxies in the brokers’ own discretion if the clients have not furnished voting instructions prior to the special meeting.

Proxy Solicitation Costs

We have retained Georgeson Shareholder, 111 Commerce Road, Carlstadt, New Jersey, to aid in the solicitation of proxies. We will bear the cost of soliciting proxies, which we estimate will be approximately $5,000 plus expenses. Proxies may be solicited by personal interview, mail, telephone or facsimile. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding solicitation materials to the beneficial owners. Our directors, officers and employees may also solicit proxies, without additional compensation, personally or by telephone.

ITEM 1 — APPROVAL OF AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN

Our Board of Directors has unanimously adopted an amendment to the 2000 Stock Incentive Plan that, subject to shareholder approval, authorizes an increase in the number of shares reserved for issuance from 1,825,000 shares to 2,625,000 shares. The board previously had approved a 2.2 million share increase to the plan but this proposed increase did not receive sufficient votes to pass at our Annual Meeting of Shareholders held on May 24, 2002. The board has now reduced the share increase to 800,000 shares. Stock option grants are an integral component of our compensation strategy, and the board continues to believes that adding more shares to the 2000 Stock Incentive Plan will promote the interests of Itron and its shareholders by assisting us in attracting, retaining and stimulating the performance of selected individuals who make substantial contributions to our growth and success. The board further believes that stock ownership helps align employee interests with shareholder value creation.

The board has also amended the plan (a) to require shareholder approval for any repricing of stock options and (b) to prohibit the issuance of stock options that, when exercised, provide for the grant of a new stock option to replace the original exercised stock option.

As of June 11, 2002, options to purchase 1,425,575 shares of common stock were outstanding under the plan and 229,429 shares of common stock remained available for grant under the plan. At June 11, 2002, under all stock incentive plans, there were a total of 2,805,832 options to purchase common stock outstanding and there were 20,935,494 shares of our common stock outstanding on that date.

A copy of the 2000 Stock Incentive Plan, as amended and restated in its entirety to reflect the above changes, is attached to this proxy statement as Appendix A. The following description of the plan is a summary and does not purport to be fully descriptive. You should refer to Appendix A for more detailed information.

Description of the Amended and Restated 2000 Stock Incentive Plan

Awards.    The plan allows us to grant incentive and nonqualified stock options, shares of common stock or units denominated in common stock. Awards may consist of one or more of these grant types.

Stock Subject to the Plan.    A maximum of 2,625,000 shares of common stock are authorized for issuance under the plan. Prior to the board’s approval of an increase in the number of shares reserved under the plan, 1,825,000 shares were authorized for issuance, which included a roll-in of 25,000 authorized but unissued shares from our 1989 Stock Option Plan.

Under the plan, no more than 400,000 shares may be issued as stock awards (including restricted stock) or other stock-based awards other than stock options. In addition, no participant may receive more than 300,000 shares subject to awards in a single fiscal year, except that we can make additional one-time grants of up to 600,000 shares to newly hired individuals in any fiscal year, to the extent such limitations are required for compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). The previous limits are all adjusted automatically for stock splits and similar events.

Any shares of common stock that have been made subject to an award that cease to be subject to the award (generally because the award terminates or expires) will be available for future grant under the plan.

Administration.    Our Compensation Committee administers the plan (the “plan administrator”), unless the board appoints another committee to administer the plan. Subject to the terms of the plan, the plan administrator selects the individuals to receive awards, determines the terms and conditions of all awards and interprets the provisions of the plan. Committee members administering the plan serve for such term as the board may determine, subject to removal by the board at any time. Except for adjustments to reflect stock splits and similar events, the plan administrator may not, without shareholder approval, cancel an outstanding stock option for the purpose of replacing or regranting the option with an exercise price that is less than the exercise price of the original option or amend an outstanding option for the purpose of reducing the exercise price. The plan administrator also may not grant a stock option with any feature that allows for the automatic grant of a new option upon the exercise of the original option (a “reload”), nor may the plan administrator amend or modify any outstanding option to provide such a feature.

Eligible Participants.    Awards may be granted to those officers, employees, consultants and independent contractors of Itron and our subsidiaries that the plan administrator selects. In consideration of services provided to the board, nonemployee directors receive stock awards and stock options in the form of automatic grants under the plan. These stock awards and stock option grants are described below under “Compensation of Directors.” As of June 11, 2002, approximately 1,200 individuals were eligible to participate in the plan.

Stock Option Grants.    Options granted under the plan may be incentive stock options (as defined in Section 422 of the Code) or nonqualified stock options. The exercise price for each option is determined by the plan administrator, but cannot be less than 100% of the common stock’s fair market value on the date of grant with respect to incentive stock options (or 110% of fair market value in the case of a more than 10% shareholder). The option price may not be less than 85% of fair market value with respect to nonqualified stock options. For purposes of the plan, “fair market value” means the closing sales price for our common stock as reported by the Nasdaq Stock Market for a single trading day. As of June 11, 2002, the closing sales price of our common stock was $28.76 per share.

The exercise price for shares purchased under options must be paid by cash or check, except that the plan administrator may authorize payment in any combination of cash or check, shares of already-owned common stock, a promissory note, a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit.

Unless the plan administrator determines otherwise, the term of each option is ten years from the date of grant, and the option vests at a rate of 25% per year over a four-year period. The plan administrator determines how long options will remain exercisable in the event an optionee ceases to provide services to us or one of our subsidiaries. Unless the plan administrator determines otherwise, options vested as of the date of termination by reason of death, disability or retirement generally will be exercisable for one year after the date of such termination and for three months after all other terminations. In the event an optionee is terminated for cause, the options terminate upon the participant’s notification of such termination.

Transferability.    Except as otherwise determined by the plan administrator and to the extent permitted by Section 422 of the Code, options and stock awards are not assignable or transferable by the participant other than by will or the laws of descent, except that a participant may designate a beneficiary who may exercise the award or receive payment under the award after the participant’s death. During the participant’s lifetime, awards may be exercised only by the participant.

Adjustment of Shares.    In the event of stock dividends, stock splits, spin-offs, or similar changes in our corporate or capital structure, the plan administrator, in its sole discretion, will make equitable adjustments in (a) the maximum number and kind of securities subject to the plan and the maximum number and kind of securities that may be made subject to awards to any participant, (b) the number and kind of securities that are subject to any outstanding award and the per share price of such securities, without any change in the aggregate price to be paid therefore, and (c) the number and kind of securities automatically granted pursuant to a formula program established under the plan. Any such adjustments will not be deemed an option repricing under the plan.

Corporate Transactions.    If certain corporate transactions occur (such as a merger, consolidation, sale, lease, exchange or transfer of all or substantially all of our assets), a successor company or its parent will either assume all outstanding options or issue equivalent substitute options to purchase common stock of the successor company or its parent. Except for certain related party transactions (such as a reincorporation of Itron or a merger in which the shareholders immediately prior to the merger hold at least a majority of the shares in the successor company or its parent), all options assumed or replaced by the successor company will become fully vested and exercisable regardless of whether the vesting requirements have been satisfied.

If the successor company does not assume or replace outstanding options, all outstanding options will become 100% vested and exercisable immediately prior to the corporate transaction. In such case, the right to exercise options terminates at the end of a specified time period, subject to completion of the corporate transaction.

Termination and Amendment.    The board may terminate or suspend the plan at any time. The board may also amend the plan, subject to shareholder approval in certain instances set forth in the plan. The plan does not have a fixed expiration date, except that no incentive stock options may be granted more than ten years after the later of (a) the plan’s adoption by the board and (b) the adoption of any amendment to the plan that constitutes a new plan for purposes of Section 422 of the Code.

Federal Income Tax Consequences.    The following is a summary of the material United States federal income tax consequences to us and to participants in the plan. The summary is based on the Code and the United States Treasury regulations promulgated thereunder as in effect as of the date of the proxy statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the plan. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income tax or other tax consequences of their participation in the plan.

Incentive Stock Options.    The incentive stock options granted under the plan are intended to qualify for the favorable federal income tax treatment accorded “incentive stock options” under the Code. Generally, the grant or exercise of an incentive stock option does not result in any federal income tax consequences to the participant or to us. However, the exercise of an incentive stock option will generally increase the participant’s alternative minimum tax liability, if any.

The federal income tax consequences of a disposition of stock acquired through exercise of an incentive stock option will depend on the period such stock is held prior to disposition. If a participant holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date of exercise of the option, the participant will recognize long-term capital gain or loss in the year of disposition, equal to the difference between the amount realized on the disposition of the stock and the amount paid for the stock on exercise of the option.

Generally, if the participant disposes of the stock before the expiration of either of the statutory holding periods described above (a “disqualifying disposition”), the participant will recognize ordinary income equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price and (b) the excess of the amount realized on the disposition of the stock over the exercise price. Subject to certain limitations, to the extent the participant recognized ordinary income by reason of a disqualifying disposition, we generally will be entitled to a corresponding business expense deduction in the taxable year during which the disqualifying disposition occurs.

Generally, in the taxable year of a disqualifying disposition, the participant will also recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income by reason of the disqualifying disposition. Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held. Long-term capital gains generally are subject to lower tax rates than ordinary income and short-term capital gains. Currently, the maximum capital gains rate for federal income tax purposes is 20% while the maximum ordinary income rate is 38.6%.

Nonqualified Stock Options.    Generally, the grant of a nonqualified stock option will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option. Subject to certain limitations, we generally will be entitled to a corresponding business expense deduction equal to the ordinary income recognized by the participant.

Upon disposition of the stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long term, depending on how long the stock was held.

Restricted stock and stock bonuses.    Generally, upon acquisition of stock under a restricted stock or stock bonus award, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for such stock. However, to the extent the stock is subject to certain restrictions, the recipient will not recognize ordinary income until the restrictions lapse or, if earlier, the time the stock becomes transferable. At such time, the recipient will recognize ordinary income equal to the excess of the current fair market value of the stock over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon disposition of the stock. Subject to certain limitations, we generally will be entitled to a corresponding business expense deduction equal to the ordinary income recognized by the recipient.

However, within thirty (30) days of receipt of stock subject to restrictions as described above, the recipient may elect to recognize ordinary income in the taxable year of receipt, despite the fact that such stock is subject to restrictions. If such election is made, the recipient will recognize ordinary income equal to the excess of the fair market value of the stock at the time of receipt over the amount, if any, paid for the stock. Any further appreciation in the fair market value of the stock will be taxed upon the disposition of the stock. If the stock is later forfeited, the participant will not be allowed a deduction for any income recognized in connection with making the election.

Upon disposition of the stock, the recipient will recognize capital gain or loss equal to the difference between the amount realized on the disposition of the stock and the sum of the amount paid for the stock, if any, plus any amount recognized as ordinary income upon acquisition or vesting of the stock (including income recognized pursuant to an election as described above). Such capital gain or loss will be characterized as short-term or long-term, depending on how long the stock was held.

Potential limitation on our deductions.    Section 162(m) of the Code precludes a deduction for compensation paid to our chief executive officer and our four highest compensated officers (other than our chief executive officer) to the extent that such compensation exceeds $1,000,000 for a taxable year. If certain requirements are met, qualified performance-based compensation is disregarded for purposes of the $1,000,000 limitation. We believe that the plan has been structured in a manner that complies with Section 162(m) of the Code. Therefore, assuming certain requirements are met, payments made to such executive officers during the term of the plan generally will be deductible.

Our Board of Directors recommends that you vote for approval of the  Amended and Restated 2000 Stock Incentive Plan

EQUITY COMPENSATION PLAN INFORMATION

The following table gives certain information about our equity compensation plans in effect as of the end of our last fiscal year, including our 1989 Restated Stock Option Plan, our 1992 Stock Option Plan for Nonemployee Directors and our 2000 Stock Incentive Plan. The table does not include any information about our 2002 Employee Stock Purchase Plan that was approved at our Annual Meeting of Shareholders held on May 24, 2002 or the proposed share increase under the 2000 Stock Incentive Plan that is being submitted to our shareholders for approval at the special meeting.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Issuance Under Equity Compensation Plans (excluding shares reflected in column (a))
	(in 000’s)			(in 000’s)
	(a)		(b)	(c)
Equity Compensation Plans Approved by Shareholders	3,394	(1)	$9.66	339	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—	—

Total	3,394		$9.66	339

(1)
Of these shares, as of December 31, 2001, 1.84 million shares were subject to outstanding options under our 1989 Restated Stock Option Plan, 124,000 shares were subject to outstanding options under our 1992 Stock Option Plan for Nonemployee Directors and 1.43 million shares were subject to outstanding options under our 2000 Stock Incentive Plan.

(2)	Under our 2000 Stock Incentive Plan, a maximum of 400,000 shares of common stock may be granted as stock awards per year.

COMPENSATION OF DIRECTORS

Prior to May 2001, our nonemployee directors received an annual retainer of $12,000, 50% of which was paid with Itron common stock. Effective May 2001, the amount of the annual retainer was increased from $12,000 to $30,000 with $12,000 to be paid in cash and $18,000 to be paid with Itron common stock. With the increase in the annual retainer, our nonemployee directors will no longer receive $1,000 for each board and committee meeting attended after December 31, 2001.

Subject to shareholder approval of the amendment to the 2000 Stock Incentive Plan, our nonemployee directors will receive stock options and stock grants under our amended and restated stock option grant program for nonemployee directors, which is administered under the terms and conditions of our 2000 Stock Incentive Plan. If the shareholders approve the increase in the number of shares authorized under the 2000 Stock Incentive Plan, following such approval, our nonemployee directors will automatically receive an option to purchase 8,000 shares of our common stock. Beginning with the annual meeting of shareholders in 2003, new directors will receive an option to purchase 10,000 shares of our common stock when they are initially appointed or elected to the Board and continuing directors will receive an option to purchase 8,000 shares of our common stock immediately after each year’s annual meeting. In addition, each nonemployee chair of our committees will receive an option to purchase 1,250 shares of our common stock. The options will be fully vested and exercisable on the date of grant and have an exercise price equal to the fair market value of the common stock on the date of grant. Nonemployee directors will also be able receive the common stock portion of their annual retainer under the terms of the program.

EXECUTIVE COMPENSATION

Compensation Summary

The following table provides information regarding the compensation paid for services rendered to Itron in all capacities during 2001, 2000, and 1999 to our chief executive officer at December 31, 2001 and each of our four other most highly compensated executive officers during 2001 who were serving as such as of the end of the year.

Summary Compensation Table

				Long-Term Compensation
	Year	Annual Compensation		Securities underlying Options #	All Other Compensation (2)
Name and Principal Position		Salary	Bonus (1)
LeRoy D. Nosbaum	2001	$400,000	$437,161	100,000	$6,080
Chief Executive Officer	2000	350,000	270,920	100,000	11,878
	1999	221,981	75,000	—	5,000

Robert D. Neilson	2001	$299,038	$205,007	70,000	$7,096
President and	2000	240,385	130,250	50,000	12,651
Chief Operating Officer	1999	183,350	50,000	—	3,886

David G. Remington	2001	$250,481	$126,633	20,000	$13,551
Vice President and	2000	275,000	120,351	20,000	7,365
Chief Financial Officer	1999	265,375	—	—	11,760

Russell N. Fairbanks, Jr.	2001	$250,000	$126,633	20,000	$13,156
Vice President and	2000	225,962	109,410	55,000	155,585
General Counsel	1999	—	—	—	—

Timothy J. Gelvin	2001	$225,000	$101,627	20,000	$21,449
Vice President and	2000	127,212	95,209	20,000	9,319
General Manager, International	1999	—	—	—	—

(1)	Includes annual incentive amounts earned under the Corporation’s Executive Incentive Compensation Plan and other special incentive bonuses.
(2)
For the year ended December 31, 2001 consists of matching contributions to a 401(k) savings plan ($5,100 for Messrs. Nosbaum, Neilson, Remington, Fairbanks, and Gelvin, respectively), and matching contributions to a deferred compensation plan ($8,451 and $9,599 for Messrs. Remington and Gelvin, respectively). Also includes $980, $1,996, $8,056, and $6,750 of reimbursed medical and other expenses for Messrs. Nosbaum, Neilson, Fairbanks and Gelvin, respectively.

Option Grants

The following table sets forth certain information regarding options granted during the year ended December 31, 2001 to the Corporation’s executive officers for whom compensation is reported in this Proxy Statement.

Option Grants in 2001(1)

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option
	Number of Shares Underlying	Percent of Total Options Granted to Employees in Last	Exercise
Name	Options Granted	Fiscal Year (2)	Price ($/Share)	Expiration Date
					5%($)	10%( $)
LeRoy D. Nosbaum	100,000	9.2%	$7.00	2/12/11	$440,226	$1,115,620
Robert D. Neilson	70,000	6.5%	$7.00	2/12/11	$308,158	$780,934
David G. Remington	20,000	1.8%	$7.00	2/12/11	$88,045	$223,124
Russell N. Fairbanks, Jr.	20,000	1.8%	$7.00	2/12/11	$88,045	$223,124
Timothy J. Gelvin	20,000	1.8%	$7.00	2/12/11	$88,045	$223,124

(1)	We did not grant any stock appreciation rights in fiscal year 2001.
(2)	We granted options to purchase 1,083,875 shares of common stock to our employees in 2001.
(3)
Future value of current year grants assuming appreciation of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

Option Exercises in 2001 and Year-End Option Values

The following table provides information regarding options exercised in 2001 and options held as of December 31, 2001 by each of our executive officers for whom compensation is reported in this proxy statement.

Aggregated 2001 Option Exercises and Fiscal Year-End Option Values

	Shares Acquired On Exercise	Value Realized	Total Number of Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
LeRoy D. Nosbaum			130,000	180,000	$2,346,966	$4,171,031
Robert D. Neilson	72,167	$1,215,853	82,583	111,250	$1,011,163	$2,570,211
David G. Remington			155,000	40,000	$2,507,278	$894,031
Russell N. Fairbanks, Jr.			17,917	57,083	$421,945	$1,339,305
Timothy J. Gelvin			6,667	33,3333	$148,882	$763,742

(1)	Calculated based on a price of $30.30 per share (the closing price of our common stock on December 31, 2001, as reported by the Nasdaq Stock Market), less the exercise price.

Change of Control Agreements

We have entered into change of control agreements with our executive officers to provide compensation and benefits in the event of a change of control of Itron. Under these agreements, our executive officers have agreed to remain employed by Itron on an annual basis and are compensated by an annual salary and bonus as determined by the Compensation Committee of our Board of Directors. If we terminate the employment relationship other than for cause or if the executive officer terminates his or her employment for good reason within a specified period following a change of control (the “Change of Control Period,” which is three years for Mr. Nosbaum, Mr. Neilson, Mr. Remington and Mr. Fairbanks, two years for Mr. Gelvin and is two years or one year for other executive officers), the executive officer will receive any salary or bonus due to the executive officer, group insurance benefits and severance pay equal to the executive’s annual base salary and bonus for the fiscal year in which the termination occurs, multiplied by the Change of Control Period. Severance amounts are partially offset if the executive officer realizes a benefit from the acceleration of stock options in connection with the change of control. The executive officer will also receive a bonus equal to his or her annual salary plus annual bonus if his or her employment continues for a full one-year period following a change of control.

Employment Agreements

David G. Remington, our vice president and chief financial officer since February 1996, is party to an employment agreement with us. This agreement provides for an initial base salary of $250,000, which may be increased annually by our chief executive officer, subject to the approval of the Compensation Committee. The agreement also provides for annual incentive bonus payments to the extent they are earned in accordance with the Corporation’s Executive Incentive Compensation Plan. Either party under certain conditions may terminate the agreement. If we terminate the agreement other than for cause, we are required to pay Mr. Remington an amount equal to his then-current annual base salary. Under the agreement, we granted Mr. Remington options to purchase 45,000 shares of our common stock at the fair market value of our common stock on the date of the grant. These options are now fully vested.

Compensation Committee Report on Executive Compensation

The Compensation Committee of our Board of Directors (the “Committee”) annually reviews and recommends to the full board the compensation levels for our executive officers. The Committee is comprised of board members who are not employees of Itron.

The Committee’s primary objective in establishing compensation opportunities for our executive officers is to support our goal of maximizing the value of our shareholders’ interests in Itron. To achieve this objective, the Committee believes it is critical to:

•	Pay competitively to attract, retain and motivate a highly competent executive team;

•
Provide incentive opportunities that link corporate performance and executive pay and pay executives competitive levels of incentive compensation when corporate financial and other performance expectations are achieved; and

•	Align executives’ financial interests with the creation of shareholder value by providing long-term incentives in the form of options to acquire common stock and performance-based restricted stock.

The Committee makes recommendations to the board regarding our executive compensation plans, which promote the objectives detailed above. The Committee periodically engages outside consultants to determine approximate compensation levels among executives in comparable jobs in comparable high-tech companies. The Committee believes that our current compensation plans support our business mission and contribute to our financial success.

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. Under Section 162(m), however, compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. When consistent with our compensation philosophy, the Committee intends to structure our compensation program so that compensation expense is deductible by Itron for tax purposes.

Base Salary

The Committee annually reviews each executive officer’s base salary. The factors that the Committee considers in making recommendations regarding base salary include levels of pay among executives in similar jobs within similar high-tech companies, level of responsibility, prior experience, breadth of knowledge, as well as the Corporation’s performance and individual job performance. The Committee targets base salaries at the 50th percentile of the market and at approximately the 75th percentile for annual and long-term incentive compensation. The market is defined as similar high-tech companies, nationwide, the annual revenues of which are approximately $250 million and that have similar executive-level jobs, which the Committee believes is a highly competitive job market. These companies are not necessarily the same as the companies included in our peer reference group used in the performance graph. In general, for 2001, base salaries for the executive officers are near the 50th percentile of the market.

With respect to the Chief Executive Officer’s compensation, the Committee increased Mr. Nosbaum’s base salary to $400,000 on October 1, 2000 in light of the Corporation’s significantly improved financial performance and progress toward long-term goals achieved under Mr. Nosbaum’s stewardship. The Committee believes that it is important that Mr. Nosbaum’s base salary be competitive with those of other chief executive officers with similar responsibilities and broad leadership experience in the market defined. The Committee recognizes and highly values Mr. Nosbaum’s visionary leadership, breadth of knowledge, business and utility experience, and highly values his contributions to the Corporation since becoming CEO.

Executive Incentive Compensation Plan (“EIC Plan”)

The EIC Plan provides the opportunity for our executive officers to earn both annual and long-term incentives in addition to their base salaries. The Committee believes that having as much as or more than 50% of an executive officer’s total compensation at risk fosters achievement of our short-term and long-term financial performance goals.

Annual Incentives:    Each year, the Compensation Committee establishes annual financial and other goals that relate to one or more indicators of corporate performance and targets amounts as a specified percentage of the executive officer’s salary. For 2001, these percentages ranged from 42% to 80% of base salary. Incentive awards, which are made in cash, are paid to participating executives under the EIC Plan only when the established financial and other goals are achieved. For 2001, depending on the extent to which corporate goals were achieved, an executive officer was entitled to receive from zero to 200% of the targeted award. Targets are established for the chief executive officer in the same manner as for other officers. For 2001, the annual incentive award opportunity was contingent upon attaining established levels of revenue and net profit after tax along with other strategic goals. The average achievement level for all executive officers combined in 2001 was 124%. Annual incentive payments earned in 2001 were paid in February 2002 and are included in the Summary Compensation Table under the column entitled “Bonus.”

Long-Term Incentives:    In 2001, our long-term incentives consisted of stock options. The number of stock options granted is determined by the recipient’s position and amount of options currently held, and is intended to recognize different levels of responsibility. All options are granted with an option exercise price equal to the fair market value of our common stock on the date of grant. This closely links a significant portion of executive compensation to benefits produced for all shareholders. The Committee approved normal stock option grants for key employees, including executive officers, based on the above criteria during its regular meetings in 2001.

Michael B. Bracy, Chairman

Thomas S. Glanville    Mary Ann Peters

PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on our common stock with the cumulative total return of the Nasdaq Stock Market U.S. Index and a peer group of companies.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ITRON, INC., THE NASDAQ STOCK MARKET (U.S.)
INDEX AND A PEER GROUP

*	$100 invested on 12/31/96 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

Companies in our peer group include publicly traded companies that had operating characteristics most comparable to us and that provide data collection, analysis and management solutions, consulting and communications services, and radio manufacturing.

The above presentation assumes $100 invested on December 31, 1996 in the common stock of Itron, our peer group and the Nasdaq Stock Market U.S. Index, with all dividends reinvested. With respect to companies in our peer group, the returns of each such corporation have been weighted to reflect relative stock market capitalization. The stock prices shown above for our common stock are historical and not necessarily indicative of future price performance.

Our peer group includes the following companies: Badger Meter, EMS Technologies, ESCO Technologies, Interlogix, LCC International, Motorola, Symbol Technologies and Trimble Navigation, Ltd.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table provides information with respect to the beneficial ownership of our common stock as of May 31, 2002 by:

•	each of our directors;

•	each of our current and former executive officers for whom compensation is reported in this proxy statement;

•	each person that we know beneficially owns more than 5% of our common stock; and

•	all of our directors and executive officers as of May 31, 2002 as a group.

The percentage ownership data is based on 20,931,011 shares of our common stock outstanding as of May 31, 2002. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the number of shares and the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise noted, we believe that the beneficial owners of the shares of common stock listed below have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws.

	Shares Beneficially Owned
Name	Number	Percent
Directors and Executive Officers:
LeRoy D. Nosbaum (1)	192,506	*
Robert D. Neilson (2)	129,063	*
David G. Remington (3)	180,719	*
Russell N. Fairbanks, Jr. (4)	41,141	*
Timothy J. Gelvin	4,544	*
Michael B. Bracy (5)	58,376	*
Michael J. Chesser (6)	36,398	*
Ted C. DeMerritt (7)	28,671	*
Jon E. Eliassen (8)	24,098	*
Thomas S. Glanville (9)	0	*
Mary Ann Peters (10)	2,000	*
S. Edward White (11)	194,347	*
Graham M. Wilson (12)	35,698	*

All directors and executive officers as a group (22 persons) (13)	1,136,309	5.24%

Greater-than-5% Shareholders:

Kopp Investment Advisors, Inc. (14)	2,146,189	10.25%
701 France Ave. So., Suite 5007 Edina, MN 55435

*	Less than 1%.

(1)
Includes 181,429 shares issuable on exercise of outstanding options exercisable by Mr. Nosbaum within 60 days at a weighted average exercise price of $10.95 per share. Also includes 1,718 shares of common stock held for Mr. Nosbaum’s individual account under our 401(k) employee savings plan.

(2)
Includes 78,750 shares issuable on exercise of outstanding options exercisable by Mr. Neilson within 60 days at a weighted average exercise price of $18.19 per share. Also includes 3,522 shares of common stock held for Mr. Neilson’s individual account under our 401(k) employee savings plan, 39 shares held under our employee stock ownership plan, and 28,081 shares held by Mr. Neilson’s wife.

(3)	Includes 170,000 shares issuable on exercise of outstanding options exercisable by Mr. Remington within 60 days at a weighted average exercise price of $13.73 per share.

(4)
Includes 11,206 shares issuable on exercise of outstanding options exercisable by Mr. Fairbanks within 60 days at a weighted average exercise price of $6.86 per share. Also includes 307 shares of common stock held for Mr. Fairbanks’ individual account under our 401(k) employee savings plan.

(5)	Includes 35,000 shares issuable on exercise of outstanding options exercisable by Mr. Bracy within 60 days at a weighted average exercise price of $18.22 per share.

(6)	Includes 18,000 shares issuable on exercise of outstanding options exercisable by Mr. Chesser within 60 days at a weighted average exercise price of $8.87 per share.

(7)	Includes 26,000 shares issuable on exercise of outstanding options exercisable by Mr. DeMerritt within 60 days at a weighted average exercise price of $20.77 per share.

(8)	Includes 18,000 shares issuable on exercise of outstanding options exercisable by Mr. Eliassen within 60 days at a weighted average exercise price of $26.17 per share.

(9)	Excludes 255,646 shares held by Reliant Energy Ventures, Inc., as to which Mr. Glanville disclaims beneficial ownership. Mr. Glanville is an officer of Reliant Energy Ventures, Inc.

(10)	Includes 2,000 shares issuable on exercise of outstanding options exercisable by Ms. Peters within 60 days at a weighted average exercise price of $58.75 per share.

(11)
Includes 40,000 shares issuable on exercise of outstanding options exercisable by Mr. White within 60 days at a weighted average exercise price of $16.77 per share. Also includes 1,147 shares of common stock held for Mr. White's individual account under our 401(k) employee savings plan.

(12)	Includes 35,000 shares issuable on exercise of outstanding options exercisable by Mr. Wilson within 60 days at a weighted average exercise price of $18.22 per share.

(13)
Includes 738,916 shares issuable on exercise of outstanding options that are held by all directors and executive officers and are exercisable within 60 days. Also includes 20,219 shares of common stock held in individual accounts under our 401(k) employee savings plan and 60 shares held for such officers' individual accounts under our employee stock ownership plan.

(14)
Information is based on a Schedule 13G filed with the SEC on June 6, 2002 by Kopp Investment Advisors, Inc. and LeRoy Kopp. This filing indicates that Kopp Investment Advisors, Inc. has shared investment discretion over 1,426,889 of these shares, sole investment discretion over 655,000 of these shares, and sole voting power over 985,450 of these shares. In addition, the filing indicates that Mr. Kopp has sole investment and voting power over 64,300 of these shares.

SHAREHOLDER PROPOSALS

Under the SEC's proxy statement rules, shareholder proposals that meet specified conditions may be included in our proxy statement and proxy for the 2003 annual meeting. Shareholders intending to present a proposal at our 2003 annual meeting must submit the proposal not later than December 17, 2002 for the proposal to be considered for inclusion in our proxy materials for that meeting. In addition, shareholders desiring to bring proposals before the annual meeting that will not be included in the proxy materials must do so in accordance with the advance notice provisions and other applicable provisions set forth in our bylaws. Our bylaws provide, among other things, that notice of the proposed business must be received by Itron at least 90 days and not more than 120 days prior to the anniversary date of the prior year's annual meeting. Accordingly, shareholders who intend to present proposals at the 2003 annual meeting that will not be included in our proxy materials must provide to our Corporate Secretary written notice of the business they wish to propose no later than February 23, 2003 and no sooner than January 24, 2003, assuming the annual meeting is held on May 24, 2003. However, our timely receipt of a proposal by qualified shareholder will not guarantee the proposal's inclusion in our proxy materials or presentation at the 2003 annual meeting, because there are other requirements in the proxy rules. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with all applicable requirements of the SEC's proxy statement rules, state law and our bylaws.

Shareholder proposals should be directed to our Corporate Secretary, Itron, Inc. P.O. Box 15288, Spokane, Washington 99215-5288.

OTHER BUSINESS

We do not intend to present any business at the special meeting other than the matters described in the accompanying Notice of Special Meeting of Shareholders, and we have no present knowledge that any other person intends to present business at the meeting. If other matters requiring the vote of the shareholders properly come before the special meeting or if there is any adjournment or postponement of the meeting, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to those matters.

Appendix A

ITRON, INC.

AMENDED AND RESTATED
2000 STOCK INCENTIVE PLAN

SECTION 1.    PURPOSE

The purpose of the Itron, Inc. Amended and Restated 2000 Stock Incentive Plan (the “Plan”) is to enhance the long-term shareholder value of Itron, Inc., a Washington corporation (the “Company”), by offering opportunities to selected persons to participate in the Company’s growth and success, and to encourage them to remain in the service of the Company and its Related Corporations (as defined in Section 2) and to acquire and maintain stock ownership in the Company.

SECTION 2.    DEFINITIONS

For purposes of the Plan, the following terms shall be defined as set forth below:

“Award” means any Option or Stock Award.

“Board” means the Board of Directors of the Company.

”Cause,” unless otherwise defined in the instrument evidencing the Award or in a written employment or services agreement between the Participant and the Company or a Related Corporation in connection with an Award, means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conviction or confession of a crime punishable by law (except minor violations), in each case as determined by the Plan Administrator, and its determination shall be conclusive and binding.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” means the common stock, no par value per share, of the Company.

“Corporate Transaction” has the meaning set forth in Section 12.3.1.

“Disability” unless otherwise defined by the Plan Administrator, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable, in the opinion of the Company, to perform his or her duties for the Company or a Related Corporation and to be engaged in any substantial gainful activity.

“Effective Date” has the meaning set forth in Section 15.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall be as established in good faith by the Plan Administrator or (a) if the Common Stock is listed on the Nasdaq Stock Market, the closing sales price for the Common Stock as reported by the Nasdaq Stock Market for a single trading day or (b) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the closing sales price for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

“Grant Date” means the date on which the Plan Administrator completes the corporate action authorizing the grant of an Award or such later date specified by the Plan Administrator, and on which all conditions precedent to the grant have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option to purchase Common Stock granted under Section 7 with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

“Nonqualified Stock Option” means an Option to purchase Common Stock granted under Section 7 other than an Incentive Stock Option.

“Option” means the right to purchase Common Stock granted under Section 7.

“Option Term” has the meaning set forth in Section 7.3.

“Parent,” except as otherwise provided in Section 8.8 in connection with Incentive Stock Options, means any entity, whether now or hereafter existing, that directly or indirectly controls the Company.

“Participant” means the person to whom an Award is granted.

“Plan Administrator” has the meaning set forth in Section 3.1.

“Related Corporation” means any Parent or Subsidiary of the Company.

“Related Party Transaction” has the meaning set forth in Section 12.3.1.

“Retirement,” unless otherwise defined by the Plan Administrator from time to time for purposes of the Plan, means retirement on or after the individual’s normal retirement date under the Company’s 401(k) plan or other similar successor plan applicable to salaried employees.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Award” means shares of Common Stock or units denominated in Common Stock granted under Section 9, the rights of ownership of which may be subject to restrictions prescribed by the Plan Administrator.

“Subsidiary” except as otherwise provided in Section 8.8 in connection with Incentive Stock Options, means any entity that is directly or indirectly controlled by the Company.

“Successor Corporation” has the meaning set forth in Section 12.3.2.

“Termination Date” has the meaning set forth in Section 7.6.

“Vesting Base Date” means the Grant Date or such other date selected by the Plan Administrator as the date from which an Option begins to vest for purposes of Section 7.4.

SECTION 3.     ADMINISTRATION

3.1     Plan Administrator

  The Plan shall be administered by the Board and/or a committee or committees (which term includes subcommittees) appointed by, and consisting of two or more members of, the Board (a “Plan Administrator”). If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, the Board shall consider in selecting the members of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) ”outside directors” as contemplated by Section 162(m) of the Code and (b) ”nonemployee directors” as contemplated by Rule 16b-3 under the Exchange Act. Notwithstanding the foregoing, the Board may delegate the responsibility for administering the Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards to designated classes of eligible persons, within the limits specifically prescribed by the Board.

3.2     Administration and Interpretation by Plan Administrator

  Except for the terms and conditions explicitly set forth in the Plan, the Plan Administrator shall have exclusive authority, in its discretion, to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted Awards, the type of Awards, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, of an Award and the terms of any instrument that evidences the Award. The Plan Administrator shall also have exclusive authority to interpret the Plan and the terms of any instrument evidencing the Award and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Plan Administrator’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. In no event, however, shall the Plan Administrator have the right to (a) without shareholder approval, cancel or amend outstanding Options for the purpose of repricing, replacing or regranting such Options with a purchase price that is less than the purchase price for the original Options, except in connection with adjustments provided in Section 12.1, or (b) issue an Option or amend an outstanding Option to provide for the grant or issuance of a new Option on exercise of the original Option. The Plan Administrator may delegate ministerial duties to such of the Company’s officers as it so determines. The Plan Administrator, for purposes of determining the effect on an Award of a Company-approved leave of absence or a Participant’s working less than full time, shall be the chief executive officer of the Company or his designee.

SECTION 4.     STOCK SUBJECT TO THE PLAN

4.1   Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 12.1, the number of shares of Common Stock that shall be available for issuance under the Plan shall be 2,625,000. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company.

4.2  Limitations

        (a)    Subject to adjustment from time to time as provided in Section 12.1, not more than an aggregate of 400,000 shares shall be available for issuance pursuant to grants of Stock Awards under the Plan. The limitation in this Section 4.2(a) refers only to a Stock Award, which means an award of shares of Common Stock or units denominated in Common Stock granted under Section 9 of the Plan. This Section 4.2(a) is not intended as a limit on the number of Options that may be granted under the Plan.

        (b)    Subject to adjustment from time to time as provided in Section 12.1, not more than 300,000 shares of Common Stock may be made subject to Awards under the Plan to any individual in the aggregate in any one fiscal year of the Company, except that the Company may make additional one-time grants of up to 600,000 shares to newly hired individuals, such limitation to be applied in a manner consistent with the requirements of, and only to the extent required for compliance with, the exclusion from the limitation on deductibility of compensation under Section 162(m) of the Code.

4.3  Reuse of Shares

Any shares of Common Stock that have been made subject to an Award that cease to be subject to the Award (other than by reason of exercise or payment of the Award to the extent it is exercised for or settled in vested and nonforfeitable shares) shall again be available for issuance in connection with future grants of Awards under the Plan; provided, however, that for purposes of Section 4.2, any such shares shall be counted in accordance with the requirements of Section 162(m) of the Code.

SECTION 5.     ELIGIBILITY

Awards may be granted under the Plan to those officers, directors and employees of the Company and its Related Corporations as the Plan Administrator from time to time selects. Awards may also be made to consultants, agents, advisors and independent contractors who provide services to the Company and its Related Corporations; provided, however, that such Participants render bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6.     AWARDS

6.1   Form and Grant of Awards

The Plan Administrator shall have the authority, in its sole discretion, to determine the type or types of Awards to be made under the Plan. Such Awards may include, but are not limited to, Incentive Stock Options, Nonqualified Stock Options and Stock Awards. Awards may be granted singly or in combination.

6.2   Settlement of Awards

The Company may settle Awards through the delivery of shares of Common Stock,, the granting of replacement Awards or any combination thereof as the Plan Administrator shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Plan Administrator shall determine. The Plan Administrator may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred stock equivalents.

6.3   Acquired Company Awards

Notwithstanding anything in the Plan to the contrary, the Plan Administrator may grant Awards under the Plan in substitution for awards issued under other plans, or assume under the Plan awards issued under other plans, if the other plans are or were plans of other acquired entities (“Acquired Entities”) (or the parent of the Acquired Entity) and the new Award is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or stock, reorganization or liquidation (the “Acquisition Transaction”). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

SECTION 7.     AWARDS OF OPTIONS

7.1   Grant of Options

The Plan Administrator is authorized under the Plan, in its sole discretion, to issue Options as Incentive Stock Options or as Nonqualified Stock Options, which shall be appropriately designated.

7.2   Option Exercise Price

The exercise price for shares purchased under an Option shall be as determined by the Plan Administrator, but shall not be less than 100% of the Fair Market Value of the Common Stock on the Grant Date with respect to Incentive Stock Options and not less than 85% of the Fair Market Value of the Common Stock on the Grant Date with respect to Nonqualified Stock Options. For Incentive Stock Options granted to a more than 10% shareholder, the Option exercise price shall be as specified in Section 8.2.

7.3     Term of Options

  The term of each Option (the “Option Term”) shall be as established by the Plan Administrator or, if not so established, shall be ten years from the Grant Date. For Incentive Stock Options, the maximum Option Term shall be as specified in Sections 8.2 and 8.4.

7.4     Exercise of Options

  The Plan Administrator shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall vest and become exercisable according to the following schedule, which may be waived or modified by the Plan Administrator at any time:

Period of Participant’s Continuous Employment or Service With the Company or Its Related Corporations From the Vesting Base Date	Percent of Total Option That Is Vested and Exercisable
After 1 year	25%
After 2 years	50%
After 3 years	75%
After 4 years	100%

The Plan Administrator may adjust the vesting schedule of an Option held by a Participant who works less than “full-time” as that term is defined by the Plan Administrator or who takes a Company-approved leave of absence.

To the extent that an Option has vested and become exercisable, the Option may be exercised from time to time by delivery to the Company of a written stock option exercise agreement or notice, in a form and in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Plan Administrator, accompanied by payment in full as described in Section 7.5. An Option may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

7.5     Payment of Exercise Price

  The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the Option is granted or at any time before it is exercised, in any combination of

(a)  cash or check;

(b)  tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock already owned by the Participant for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a Fair Market Value on the day prior to the exercise date equal to the aggregate Option exercise price;

(c)  if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or

(d)  such other consideration as the Plan Administrator may permit.

In addition, to assist a Participant (including a Participant who is an officer or a director of the Company) in acquiring shares of Common Stock pursuant to an Award granted under the Plan, the Plan Administrator, in its sole discretion, may authorize, either at the Grant Date or at any time before the acquisition of Common Stock pursuant to the Award, (i) the payment by a Participant of a promissory note or (ii) the guarantee by the Company of a loan obtained by the Participant from a third party; provided, however, that any such note or loan must be full-recourse to the extent necessary to avoid charges to the Company’s earnings for financial reporting purposes. Subject to the foregoing, the Plan Administrator shall in its sole discretion specify the terms of any loans or loan guarantees, including the interest rate and terms of and security for repayment.

7.6     Post-Termination Exercises

  The Plan Administrator shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, if a Participant ceases to be employed by, or to provide services to, the Company or its Related Corporations, which provisions may be waived or modified by the Plan Administrator at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Plan Administrator at any time:

(a)  Any portion of an Option that is not vested and exercisable on the date of termination of the Participant’s employment or service relationship (the “Termination Date”) shall expire on such date.

(b)  Any portion of an Option that is vested and exercisable on the Termination Date shall expire upon the earliest to occur of

(i)  the last day of the Option Term;

(ii)  if the Participant’s Termination Date occurs for reasons other than Cause, Retirement, death or Disability, the three-month anniversary of such Termination Date; and

(iii)  if the Participant’s Termination Date occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination Date.

Notwithstanding the foregoing, if the Participant dies after the Termination Date while the Option is otherwise exercisable, the portion of the Option that is vested and exercisable on such Termination Date shall expire upon the earlier to occur of (y) the last day of the Option Term and (z) the first anniversary of the date of death, unless the Plan Administrator determines otherwise.

Also notwithstanding the foregoing, in case of termination of the Participant’s employment or service relationship for Cause, the Option shall automatically expire upon first notification to the Participant of such termination, unless the Plan Administrator determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option likewise shall be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination Date, any Option then held by the Participant may be immediately terminated by the Plan Administrator, in its sole discretion.

A Participant’s transfer of employment or service relationship between or among the Company and its Related Corporations, or a change in status from an employee to a consultant, agent, advisor or independent contractor or vice versa, shall not be considered a termination of employment or service relationship for purposes of this Section 7. The effect of a Company-approved leave of absence on the terms and conditions of an Option shall be determined by the Plan Administrator, in its sole discretion.

SECTION 8.    INCENTIVE STOCK OPTION LIMITATIONS

To the extent required by Section 422 of the Code, Incentive Stock Options shall be subject to the following additional terms and conditions:

8.1     Dollar Limitation

  To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Participant holds two or more such Options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such Options are granted.

8.2     More Than 10% Stockholders

  If an individual owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations, then the exercise price per share of an Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option Term shall not exceed five years. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

8.3     Eligible Employees

  Individuals who are not employees of the Company or one of its parent corporations or subsidiary corporations may not be granted Incentive Stock Options.

8.4     Term

  Subject to Section 8.2, the Option Term shall not exceed ten years.

8.5     Exercisability

  An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the Termination Date for reasons other than death or Disability, (b) more than one year after the Termination Date by reason of Disability, or (c) after the Participant has been on leave of absence for more than 90 days, unless the Participant’s reemployment rights are guaranteed by statute or contract.

8.6     Taxation of Incentive Stock Options

  In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares issued upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year from the date of exercise. A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

8.7     Promissory Notes

  The amount of any promissory note delivered pursuant to Section 7.5 in connection with an Incentive Stock Option shall bear interest at a rate specified by the Plan Administrator, but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

8.8     Code Definitions

  For purposes of this Section 8, “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

SECTION 9.    STOCK AWARDS

9.1   Grant of Stock Awards

The Plan Administrator is authorized to make Awards of Common Stock or Awards denominated in units of Common Stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with the Company or the achievement of performance goals related to profits, profit growth, profit–related return ratios, cash flow or total shareholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which shares subject to Stock Awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the Stock Award shall occur by reason of termination of the Participant’s employment or service relationship.

9.2   Issuance of Shares

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to a Stock Award, or upon the Participant’s release from any terms, conditions and restrictions of a Stock Award, as determined by the Plan Administrator, the Company shall release, as soon as practicable, to the Participant or, in the case of the Participant’s death, to the personal representative of the Participant’s estate or as the appropriate court directs, the appropriate number of shares of Common Stock.

9.3  Waiver of Restrictions

Notwithstanding any other provisions of the Plan, the Plan Administrator may, in its sole discretion, waive the forfeiture period and any other terms, conditions or restrictions on any Stock Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate; provided, however, that the Plan Administrator may not adjust performance goals for any Stock Award intended to be exempt under Section 162(m) of the Code for the year in which the Stock Award is settled in such a manner as would increase the amount of compensation otherwise payable to a Participant.

SECTION 10.    WITHHOLDING

The Company may require the Participant to pay to the Company the amount of any withholding taxes that the Company is required to withhold with respect to the grant, vesting or exercise of any Award. Subject to the Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Participant to satisfy withholding obligations, in whole or in part, (a) by paying cash, (b) by electing to have the Company withhold shares of Common Stock (up to the minimum required federal tax withholding rate) or (c) by transferring to the Company shares of Common Stock (already owned by the Participant for the period necessary to avoid a charge to the Company’s earnings for financial reporting purposes), in such amounts as are equivalent to the Fair Market Value of the withholding obligation.

SECTION 11.    ASSIGNABILITY

Awards granted under the Plan and any interest therein may not be assigned, pledged or transferred by the Participant and may not be made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent a Participant designates a beneficiary on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, Awards may be exercised only by the Participant.

Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit such assignment or transfer; provided, however, that any Award so assigned or transferred shall be subject to all the same terms and conditions contained in the instrument evidencing the Award.

SECTION 12.    ADJUSTMENTS

12.1    Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin–off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Common Stock of the Company, then the Plan Administrator shall make proportional adjustments in (i) the maximum number and kind of securities subject to the Plan as set forth in Section 4.1 and the maximum number and kind of securities that may be made subject to Stock Awards and to Awards to any individual as set forth in Section 4.2, (ii) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefore, and (iii) and the number and kind of securities automatically granted pursuant to a formula program established under the Plan. The determination by the Plan Administrator as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing, a dissolution or liquidation of the Company or a Corporate Transaction shall not be governed by this Section 12.1 but shall be governed by Sections 12.2 and 12.3, respectively.

12.2    Dissolution or Liquidation

In the event of the proposed dissolution or liquidation of the Company, the Plan Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Plan Administrator in its discretion may permit a Participant to exercise an Option until ten days prior to such transaction with respect to all vested and exercisable shares of Common Stock covered thereby and with respect to such number of unvested shares as the Plan Administrator shall determine. In addition, the Plan Administrator may provide that any forfeiture provision or Company repurchase option applicable to any Award shall lapse as to such number of shares as the Plan Administrator shall determine, contingent upon the occurrence of the proposed dissolution or liquidation at the time and in the manner contemplated. To the extent an Option has not been previously exercised, the Option shall terminate automatically immediately prior to the consummation of the proposed action. To the extent a forfeiture provision applicable to a Stock Award has not been waived by the Plan Administrator, the Stock Award shall be forfeited automatically immediately prior to the consummation of the proposed action.

12.3    Corporate Transaction

12.3.1    Definitions

“Corporate Transaction” means any of the following events:

(a)  Consummation of any merger or consolidation of the Company with or into another corporation;

(b)  Consummation of any sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company’s outstanding securities or substantially all the Company’s assets other than a transfer of the Company’s assets to a majority-owned subsidiary corporation (as defined in Section 8.8) of the Company; or

(c)  Acquisition by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date of adoption of the Plan) of the Exchange Act of a majority or more of the Company’s outstanding voting securities (whether directly or indirectly, beneficially or of record). Ownership of voting securities shall take into account and shall include ownership as determined by applying Rule 13d-3(d)(1)(i) (as in effect on the date of adoption of the Plan) under the Exchange Act.

“Related Party Transaction” means (i) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the surviving corporation or parent thereof immediately after the merger, (ii) a mere reincorporation of the Company or (iii) a transaction undertaken for the sole purpose of creating a holding company.

12.3.2    Options

In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award or in written employment services agreement between a Participant and the Company or a Related Corporation in connection with an Award, each outstanding Option shall be assumed, continued or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable, (the “Successor Corporation”). If the Corporate Transaction is not a Related Party Transaction, upon consummation of the Corporate Transaction the assumed or substituted options shall automatically become fully vested and exercisable whether or not the vesting requirements set forth in the applicable option agreement have been satisfied. If the Corporate Transaction is a Related Party Transaction, the vesting schedule set forth in the instrument evidencing the Option shall continue to apply to the assumed or substituted options.

In the event that the Successor Corporation refuses to assume or substitute for the Option, the Participant shall fully vest in and have the right to exercise the Option as to all of the shares of Common Stock subject thereto, including shares as to which the Option would not otherwise be vested or exercisable. If an Option will become fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify the Participant in writing or electronically that the Option shall be fully vested and exercisable for a specified time period after the date of such notice, and the Option shall terminate upon the expiration of such period, in each case conditioned on the consummation of the Corporate Transaction. For the purposes of this Section 12.3, the Option shall be considered assumed if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Option, immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. All Options shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

12.3.3    Stock Awards

In the event of a Corporate Transaction, except as otherwise provided in the instrument evidencing the Award or in a written employment or services agreement between a Participant and the Company or a Related Corporation in connection with an Award, the vesting of Shares subject to Stock Awards shall accelerate, and the forfeiture provisions to which such Shares are subject shall lapse, if and to the same extent that the vesting and exercisability of outstanding Options accelerate in connection with the Corporate Transaction. If unvested Options are to be assumed, continued or substituted by a Successor Corporation without acceleration upon the occurrence of a Corporate Transaction, the forfeiture provisions to which such shares are subject will continue with respect to shares of the Successor Corporation that may be issued in exchange for such Shares.

12.4    Further Adjustment of Awards

Subject to Sections 12.2 and 12.3, the Plan Administrator shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the Plan Administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to the Participants, with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Plan Administrator may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Plan Administrator may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation or change in control that is the reason for such action.

12.5    Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

12.6    Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.

SECTION 13.     AMENDMENT AND TERMINATION OF PLAN

13.1    Amendment of Plan

The Plan may be amended only by the Board in such respects as it shall deem advisable; provided, however, that to the extent required for compliance with Section 422 of the Code or any applicable law or regulation, shareholder approval shall be required for any amendment that would (a) increase the total number of shares available for issuance under the Plan, (b) modify the class of persons eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation. Any amendment made to the Plan that would constitute a “modification” to Incentive Stock Options outstanding on the date of such amendment shall not, without the consent of the Participant, be applicable to such outstanding Incentive Stock Options but shall have prospective effect only.

13.2    Suspension or Termination of Plan

The Board may suspend or terminate the Plan at any time. The Plan shall have no fixed expiration date; provided, however, that no Incentive Stock Options may be granted more than ten years after the later of (a) the Plan’s adoption by the Board and (b) the adoption by the Board of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.

13.3    Consent of Participant

The suspension, amendment or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, impair or diminish any rights or obligations under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 12 shall not be subject to these restrictions.

SECTION 14.    GENERAL

14.1    Evidence of Awards

Awards granted under the Plan shall be evidenced by a written instrument that shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and that are not inconsistent with the Plan.

14.2    No Individual Rights

Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Corporation or limit in any way the right of the Company or any Related Corporation to terminate a Participant’s employment or other relationship at any time, with or without Cause.

14.3    Registration

Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop–transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

To the extent that the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

14.4    No Rights as a Shareholder

No Option or Stock Award denominated in units shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

14.5    Compliance With Laws and Regulations

Notwithstanding anything in the Plan to the contrary, the Plan Administrator, in its sole discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the

Plan with respect to other Participants. Additionally, in interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

14.6    Participants in Foreign Countries

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Corporations may operate to assure the viability of the benefits from Awards granted to Participants employed in such countries and to meet the objectives of the Plan.

14.7    No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

14.8    Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Plan Administrator, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Plan Administrator’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.9    Choice of Law

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of laws.

SECTION 15.    EFFECTIVE DATE

The Effective Date is the date on which the Plan is adopted by the Board, so long as it is approved by the Company’s stockholders at any time within 12 months of such adoption.

ITRON, INC.

This Proxy is solicited by Itron’s Board of Directors for the Special Meeting of Shareholders to be held on July 26, 2002.

The undersigned hereby appoint(s) LeRoy D. Nosbaum and Robert D. Neilson, and each of them, as proxies, with full power of substitution, to represent and vote as designated all shares of common stock of Itron, Inc. held of record by the undersigned on June 11, 2002 at the Special Meeting of Shareholders of Itron to be held at the principal executive offices of Itron, Inc., 2818 N. Sullivan Road, Spokane, Washington, 99216, at 7:00 a.m., local time, on July 26, 2002, with authority to vote upon the matters listed below and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

IMPORTANT—PLEASE DATE AND SIGN ON THE OTHER SIDE

FOLD AND DETACH HERE

Please mark your votes as indicated	☒

(1)	ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE ITRON, INC. 2000 STOCK INCENTIVE PLAN	FOR the Adoption ☐	AGAINST the Adoption ☐	ABSTAIN ☐

Shares represented by this proxy will be voted as directed by the shareholder in the space provided. If no direction is given, this proxy will be voted “FOR” the matter to be voted on.

The Board of Directors recommends a vote “FOR the Adoption of the Amended and Restated 2000 Stock Incentive Plan.”

☐ I plan to attend the Special Meeting

Signature(s)

Date

Please sign exactly as your name appears on your stock certificate. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through
 4:00 p.m. Eastern Time on July 25, 2002.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/itri		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.
	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and follow directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone,
you do NOT need to mail back your proxy card.

PLEASE VOTE